EXHIBIT 99.1

Havertys Reports Operating Results for Second Quarter 2023

Atlanta, Georgia, August 1, 2023 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the second quarter ended June 30, 2023.

Second quarter 2023 versus second quarter 2022:

•	Diluted earnings per common share (“EPS”) of $0.70 versus $1.27.
•	Consolidated sales decreased 18.5% to $206.3 million. Comparable-store sales decreased 19.1%.
•	Gross profit margin increased to 60.5% from 57.9%.

Clarence H. Smith, chairman and CEO said, “The impact of inflation and rising interest rates have caused some consumers to pull back on discretionary home related spending. Our second quarter sales reflected this challenge, particularly early in the quarter. The second quarter’s average ticket was an all-time high aided by our free in-home design service involvement in 28.6% of sales. Gross profit margin also reached a historic high as freight and product costs declined. Operationally, we are identifying processes for improvement and cost reductions to further improve our efficiency and performance.

We were pleased to secure four excellent locations from the Bed Bath & Beyond bankruptcy. These stores will allow us to reach more consumers in the Memphis, TN and Destin, FL markets, southeast Florida near Miami, and St. Petersburg in the Tampa Bay Area which is one of the hottest markets in the country. We expect these locations will open as Havertys stores in the first half of 2024. The sites are within our current footprint enabling us to further leverage our investment in a best-in-class distribution network.

We are carefully watching the economic green shoots in the housing market as we enter the second half of the year. Our financial strength and experienced teams position us to capitalize on the opportunities ahead."

NEWS RELEASE – August 1, 2023

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Sales	$206.3	$253.2	$431.0	$492.2
Gross Profit	124.9	146.6	257.7	287.6
Gross profit as a % of sales	60.5%	57.9%	59.8%	58.4%

SGA
Variable	41.0	45.9	85.9	90.4
Fixed	69.0	72.2	142.5	142.9
Total	110.0	118.1	228.4	233.3
SGA as a % of sales
Variable	19.9%	18.2%	19.9%	18.4%
Fixed	33.4%	28.5%	33.1%	29.0%
Total	53.3%	46.7%	53.0%	47.4%

Pre-tax income	15.8	28.7	31.3	54.4
Pre-tax income as a % of sales	7.7%	11.3%	7.3%	11.1%
Net income	11.8	21.7	24.2	41.1
Net income as a % of sales	5.7%	8.6%	5.6%	8.4%

Diluted earnings per share (“EPS”)	$0.70	$1.27	$1.44	$2.37

Other Financial and Operations Data
	Six Months Ended June 30,
	2023	2022
EBITDA (in millions)(1)	$38.3	$62.8
Sales per square foot	$189	$232
Average ticket	$3,250	$3,122

Liquidity Measures
	Six Months Ended June 30,			Six Months Ended June 30,
Free Cash Flow	2023	2022	Cash Returns to Shareholders	2023	2022
Operating cash flow	$40.1	$26.3	Share repurchases	$—	$25.0
			Dividends	9.4	8.8
Capital expenditures	(40.5)	(13.5)	Cash returns to shareholders	$9.4	$33.8
Free cash flow	$(0.4)	$12.8

Cash at period end	$116.1	$150.2
(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – August 1, 2023

Second Quarter ended June 30, 2023 Compared to Same Period of 2022
•	Total sales down 18.5%, comp-store sales down 19.1% for the quarter. Total written sales were down 14.7% and written comp-store sales declined 15.2% for the quarter.
•
Gross profit margins increased to 60.5% in 2023 from 57.9% in 2022.  In 2023, the change in the LIFO reserve generated a positive impact on gross profit of $3.4 million compared to a negative impact of $2.5 million in 2022.

•	SG&A expenses were 53.3% of sales versus 46.7% and decreased $8.1 million. The primary drivers of this change are:
◦	decrease of $3.0 million in selling expenses due to lower commissioned-based compensation expense offset partially by increased third-party credit costs.
◦	decrease of $1.4 million in occupancy costs driven by decreased rent expenses primarily from a $1.8 million lease incentive payment.
◦	decrease in warehouse and delivery costs of $1.9 million primarily from lower compensation and fuel costs, demurrage fees, and a reduction in usage of temporary labor.
◦	decrease of $1.1 million in advertising expenses driven by lower television advertising costs.

Balance Sheet and Cash Flow
•	Cash, cash equivalents, and restricted cash equivalents at June 30, 2023 are $116.1 million.
•
Generated $40.1 million in cash from operating activities primarily from solid earnings performance and changes in working capital including $10.1 million in vendor repayments and accrued liabilities, and an increase in other assets and liabilities of $11.6 million.

•	Invested $40.5 million in capital expenditures including $28.2 million for the purchase of our Florida distribution center from our landlord in May.
•	Paid $9.4 million in quarterly cash dividends during the six months ended June 30, 2023.
•	No debt outstanding at June 30, 2023 and credit availability of $80.0 million.

Expectations and Other
•
We expect gross profit margins for 2023 will be between 59.5% to 60.0%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on anticipated changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2023 are expected to be in the $286.0 to $289.0 million range, a reduction in our previous guidance related to advertising and warehouse and delivery costs. Variable SG&A expenses for the full year of 2023 are anticipated to be in the 19.5% to 19.7% range.

•	Our effective tax rate for 2023 is expected to be 25% excluding the impact from the vesting of stock-based awards, potential tax credits, and any new tax legislation.
•	Planned capital expenditures for the full year of 2023 are approximately $57.0 million.
•	We expect retail square footage will increase approximately 1.6% in 2023 over 2022 as we open four stores and close one during the year.

NEWS RELEASE – August 1, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2023	2022	2023	2022

Net sales	$206,289	$253,216	$431,042	$492,162
Cost of goods sold	81,394	106,608	173,363	204,593
Gross profit	124,895	146,608	257,679	287,569

Expenses:
Selling, general and administrative	110,016	118,129	228,377	233,283
Other (income) expense, net	14	(45)	9	115
Total expenses	110,030	118,084	228,386	233,398

Income before interest and income taxes	14,865	28,524	29,293	54,171
Interest income, net	973	144	1,983	218

Income before income taxes	15,838	28,668	31,276	54,389
Income tax expense	4,046	6,960	7,112	13,319
Net income	$11,792	$21,708	$24,164	$41,070

Basic earnings per share:
Common Stock	$0.73	$1.31	$1.49	$2.45
Class A Common Stock	$0.68	$1.25	$1.41	$2.33

Diluted earnings per share:
Common Stock	$0.70	$1.27	$1.44	$2.37
Class A Common Stock	$0.67	$1.22	$1.38	$2.27

Cash dividends per share:
Common Stock	$0.30	$0.28	$0.58	$0.53
Class A Common Stock	$0.28	$0.26	$0.54	$0.49

NEWS RELEASE – August 1, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 30, 2023	December 31, 2022	June 30, 2022

Assets
Current assets
Cash and cash equivalents	$109,143	$123,126	$143,454
Restricted cash and cash equivalents	6,959	6,804	6,722
Inventories	114,722	118,333	134,053
Prepaid expenses	11,734	9,707	10,523
Other current assets	14,914	18,283	14,653
Total current assets	257,472	276,253	309,405
Property and equipment, net	169,091	137,475	131,230
Right-of-use lease assets	199,698	207,390	222,702
Deferred income taxes	16,829	15,501	18,769
Other assets	13,100	12,430	12,190
Total assets	$656,190	$649,049	$694,296
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,289	$23,345	$35,093
Customer deposits	45,589	47,969	90,762
Accrued liabilities	41,798	48,676	48,122
Current lease liabilities	36,799	34,442	34,539
Total current liabilities	144,475	154,432	208,516
Noncurrent lease liabilities	178,835	186,845	198,338
Other liabilities	27,297	18,373	20,716
Total liabilities	350,607	359,650	427,570

Stockholders’ equity	305,583	289,399	266,726
Total liabilities and stockholders’ equity	$656,190	$649,049	$694,296

NEWS RELEASE – August 1, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$24,164	$41,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,017	8,664
Share-based compensation expense	4,439	4,196
Other	(256)	(1,444)
Changes in operating assets and liabilities:
Inventories	3,611	(22,022)
Customer deposits	(2,380)	(8,135)
Other assets and liabilities	11,637	(966)
Accounts payable and accrued liabilities	(10,104)	4,942
Net cash provided by operating activities	40,128	26,305

Cash Flows from Investing Activities:
Capital expenditures	(40,482)	(13,548)
Proceeds from sale of land, property and equipment	23	52
Net cash used in investing activities	(40,459)	(13,496)

Cash Flows from Financing Activities:
Dividends paid	(9,414)	(8,819)
Common stock repurchased	—	(25,001)
Taxes on vested restricted shares	(4,083)	(1,675)
Net cash used in financing activities	(13,497)	(35,495)

Decrease in cash, cash equivalents and restricted cash equivalents during the period	(13,828)	(22,686)
Cash, cash equivalents and restricted cash equivalents at beginning of period	129,930	172,862
Cash, cash equivalents and restricted cash equivalents at end of period	$116,102	$150,176

NEWS RELEASE – August 1, 2023

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Six Months Ended June 30,
(in thousands)	2023	2022
Income before income taxes, as reported	$31,276	$54,389
Interest income, net	(1,983)	(218)
Depreciation	9,017	8,664
EBITDA	$38,310	$62,835

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on August 2, 2023 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 122 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – August 1, 2023

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2023, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: disruptions in our suppliers' operations; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2022 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys